EX-99.j.4

CERTIFICATE OF THE ASSISTANT SECRETARY OF THE
UBS FUNDS, UBS RELATIONSHIP FUNDS AND SMA RELATIONSHIP TRUST

THE UNDERSIGNED, a duly appointed Assistant Secretary of The UBS Funds, UBS Relationship Funds and SMA Relationship Trust, each registered as a management investment company under the Investment Company Act of 1940, as amended, (the “Funds”) does hereby certify as follows:

The resolution set forth below was duly adopted by the Board of Trustees of the Funds (the “Board”) on March 2, 2012 at a meeting of the Board:

                 RESOLVED,     that Mark Carver, President, be, and hereby is, designated as the Principal Executive Officer of each Fund for purposes of executing the registration statement of each Fund, and any amendments thereto, which are filed with the SEC, pursuant to Section (6)(a) under the Securities A

IN WITNESS WHEREOF, I have hereunto set my hand as Assistant Secretary of each Fund, this 25th day of January, 2013.

/s/ Joseph J. Allessie
Joseph J. Allessie
Assistant Secretary